Exhibit 99.1

PSB Announces 2nd Quarter Earnings of $.64 Per Share

Wausau, Wisconsin [OTCBB:PSBQ.OB] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced June 2007 quarterly earnings per share of $.64 on net income of $1,008,000, up from $.50 per share on net income of $799,000 in the recent March 2007 quarter, and up from $.50 per share on net income of $851,000 in the second quarter of 2006.  Year to date earnings per share through June 2007 were $1.14 on net income of $1,807,000 compared to $.93 per share on net income of $1,589,000 through June 2006.

Prior year earnings during the six months ended June 2006 were reduced from recording an interest rate swap at fair value without the ability to offset the liability against the hedged certificate of deposit.  The $10 million variable rate swap liability was prepaid in the March 2007 quarter with a final payment of $115,000.  Year to date earnings per share before the impact of marking the swap to fair value and all related swap settlement payment expense would have been $1.13 and $1.05 in 2007 and 2006, respectively.

Return on average assets based on net income for the quarter and six months ended June 30, 2007 was .81% and .73%, respectively.  Return on average assets based on net income for the quarter and six months ended June 30, 2006 was .68% and .64%, respectively.

Return on average stockholders’ equity based on net income for the quarter and six months ended June 30, 2007 was 11.51% and 10.40%, respectively.  Return on equity based on net income for the quarter and six months ended June 30, 2006 was 9.58% and 8.96%, respectively.  Book value per share was $21.83 at June 30, 2007 compared to $20.29 for the same date a year ago, an increase of 7.6%.

Assets at June 30, 2007 were $503.0 million, compared to $501.8 million at December 31, 2006, and $503.7 million at June 30, 2006.  Total loans receivable were $384.5 million at June 30, 2007 compared to $369.7 million at December 31, 2006 and $380.3 million at June 30, 2006.  Loan growth of $14.8 million since December 31, 2006 was funded by a decrease in cash and cash equivalents of $14.8 million during the six months ended June 30, 2007.

Total deposits of $386.2 million at June 30, 2007 decreased $5.2 million from December 31, 2006, and have decreased $8.6 million since June 30, 2006.  The decrease since June 2006 was led by a decline in brokered deposits occurring before December 2006.  However, the decline since December 2006 has been seen across the retail and commercial product line up as competition for local deposits grew.  The deposit decline since December 2006 was offset by a $7 million increase in other borrowings in the form of a structured repurchase agreement.

During June 2007, PSB introduced a new retail interest-bearing checking account named Rewards Checking as part of a long-term program to attract local depositors and cross-sell other retail products.  Rewards Checking pays an above market interest rate of 6.01% annual percentage yield on the first $25,000 to customers meeting account usage requirements including debit card usage, e-banking, and ACH deposit or payment.  Debit card interchange income, overdraft fee income, and increased technology efficiencies lower the overall net cost of the deposit to levels less than equivalent wholesale funding.  Rewards Checking is expected to become a significant funding source for PSB going forward.

PSB’s provision for loan losses was $120,000 in the second quarter of both 2007 and 2006.  Year to date provision for loan losses was $240,000 and $255,000 for the six months ended June 30, 2007 and 2006, respectively.  Annualized net charge-offs were .00% and .24% during the June 2007 and 2006 quarters, respectively.  Year to date annualized net charge-offs (recoveries) were (.01%) and .12% for June 2007 and 2006, respectively.

At June 30, 2007, the allowance for loan losses was 1.21% of total loans ($4,728,000), compared to 1.09% a year earlier ($4,210,000).  Nonperforming loans were .96% of total loans at June 30, 2007, 1.14% at December 31, 2006, and .57% at June 30, 2006.  Existing nonaccrual loans are spread over many unrelated borrowers, with the largest nonaccrual customer balance totaling less than $300,000.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  The following table summarizes non-performing assets as of period end:

Non-Performing Assets as of	June 30,		Dec. 31,
(dollars in thousands)	2007	2006	2006

Nonaccrual loans	$ 3,077	$ 2,175	$ 4,281
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	657	26	–

Total nonperforming loans	3,734	2,201	4,281
Foreclosed assets	373	1,422	464

Total nonperforming assets	$ 4,107	$ 3,623	$ 4,745

Nonperforming loans as a % of gross loans	0.96%	0.57%	1.14%
Total nonperforming assets as a % of total assets	0.82%	0.72%	0.95%

Tax adjusted net interest margin was 3.22% during the June 2007 quarter compared to 3.13% in the March 2007 quarter and 3.06% during the June 2006 quarter.  Year to date net margin was 3.17% through June 2007 compared to 3.08% through the six months ended June 2006.  Increases in net margin have been driven primarily by an increase in loan yields compared to funding cost increases in recent quarters.  Loan yield in the quarter ended June 30, 2007 was 7.20% compared to 6.69% a year ago, an increase of 51 basis points.  The rate paid on interest-bearing deposits was 4.09% during the second quarter 2007 compared to 3.64% a year ago, an increase of 45 basis points.

Loan yields during the June 2007 quarter benefited by a total of $104,000 collected on a large loan prepayment penalty as well as deferred interest income upon repayment of a separate large nonaccrual loan.  Quarterly June 2007 loan yield would have been 7.09% and net interest margin would have been 3.13% before these special items.  These levels are the same as the linked March 2007 quarter.  With the introduction of the new high yield Rewards Checking product and some existing lower rate customers transferring into this account as well as expected greater use of wholesale funding to support loan growth, PSB expects net interest margin to decline slightly during the remainder of the year from the year to date average of 3.17% seen through June 2007.

PSB entered into a $10 million interest rate swap (receive fixed, pay variable payments) to hedge the interest rate risk inherent in a fixed rate certificate of deposit that was later determined to not qualify for hedge accounting.  Eliminating the application of fair value hedge accounting in March 2006 caused PSB to mark the swap liability to fair value and generated a charge against noninterest income.  Following a decline in interest rates (which lowered the swap liability), this swap was prepaid in the March 2007 quarter with a final payment of $115,000 (swap final maturity was in October 2008).  Changes in the fair value of the swap liability and the monthly settlement payments were recorded as reductions to noninterest income.  The table below summarizes swap expense for the periods ended June 30 before income tax benefits:

Interest Rate Swap Net Expense	Three months ended		Six months ended
(dollars in thousands)	June 30,		June 30,
	2007	2006	2007	2006

Net monthly settlement expense	$ –	$ 20	$ 15	$ 28
Net change in unrealized fair value liability	–	97	(32)	302

Total swap (income) expense during the period	$ –	$ 117	$ (17)	$ 330

Total noninterest income for the quarter ended June 30, was $1,001,000 and $877,000 in 2007 and 2006, respectively.  If the impact to noninterset income from the swap was excluded, noninterest income would have been $1,001,000 in the June 2007 quarter and $994,000 in the June 2006 quarter.  Similarly, total noninterest income for the six months ended June 30, was $1,842,000 and $1,499,000 in 2007 and 2006, respectively.  If the impact to noninterset income from the swap was excluded, noninterest income would have been $1,825,000 through June 2007 compared to $1,829,000 through June 2006.  Prior year June 2006 quarterly noninterest income included a nonrecurring gain on sale of the student loan portfolio totaling $69,000.

Salaries and employee benefits expense continues to run at levels less than the prior year, totaling $1,774,000 and $3,511,000 for the quarter and six months ended June 30, 2007 respectively, compared to $1,792,000 and $3,606,000 for the same periods in the prior year.  Lower employee health insurance expense has been a significant driver to lower costs, with year to date savings through June 2007 of $103,000 compared to 2006.  Benefits savings were achieved from more active management of self-funded plan expenses, moderately higher benefit deductibles, and a lower number of employee claims.  This level of savings is not expected to continue for the remainder of 2007.

Expenses other than salaries and benefits totaled $1,248,000 in the June 2007 quarter compared to $1,252,000 in the June 2006 quarter, a decrease of $4,000.  Year to date expenses other than salaries and benefits totaled $2,595,000 through June 2007 compared to $2,380,000 through June 2006, an increase of $215,000.

The June 2007 quarter benefited from reimbursement of legal fees on PSB’s ongoing income tax issue regarding TEFRA interest deductibility currently under Tax Court review totaling $50,000.  These fees were expensed in the March 2007 quarter, but reimbursed to PSB by the Wisconsin Bankers’ Association (WBA) who had raised member funds and organized reimbursement of legal defense costs since late 2005.  PSB may incur further legal fees on its tax case, and there is no guarantee that future expenses to defend the case will be reimbursed by the WBA.  Separate from this credit to legal expenses, quarterly operating expenses before wages and benefits increased $46,000.  The increase over the June 2006 quarter was due to approximately $40,000 of consulting costs related to compliance with Section 404 of the Sarbanes-Oxley Act (“SOX 404”).  There were no significant SOX 404 costs in the June 2006 quarter.

Year to date consulting costs relative to compliance with SOX 404 have totaled $109,000 through June 2007.  In addition, PSB recorded a long-term donation commitment for a qualifying community reinvestment project during March 2007 totaling $44,000.  All other changes in other operating expenses totaled $62,000 which was driven by marketing and technology costs including costs to create and rollout the new Rewards Checking product.

At the April 17, 2007 annual stockholders’ meeting, PSB announced its intent to repurchase 40,000 shares (approximately 2.5% of outstanding shares) from time to time during the remainder of 2007 at current market prices.  During the June 2007 quarter, 25,000 shares were repurchased at an average price of $28.75 per share.

PSB Holdings, Inc. (OTCBB:PSBQ.OB), is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under “Forward - Looking Statements” in Item 1 and “Risk Factors” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2006.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)
		Quarter ended – Unaudited
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
Earnings and dividends:	2007	2007	2006	2006	2006

Net income	$ 1,008	$ 799	$ 873	$ 965	$ 851
Basic earnings per share(3)	$ 0.64	$ 0.50	$ 0.55	$ 0.60	$ 0.50
Diluted earnings per share(3)	$ 0.64	$ 0.50	$ 0.54	$ 0.60	$ 0.50
Dividends declared per share(3)	$ 0.33	$ –	$ 0.32	$ –	$ 0.32
Net book value per share	$ 21.83	$ 22.14	$ 21.67	$ 21.42	$ 20.29
Semi-annual dividend payout ratio	28.48%	n/a	27.68%	n/a	32.22%
Average common shares outstanding	1,572,679	1,589,980	1,593,320	1,600,364	1,685,166

Balance sheet – average balances:

Loans receivable, net of allowances	$ 379,084	$ 372,448	$ 370,256	$ 377,528	$ 382,138
Total assets	$ 496,952	$ 497,349	$ 497,502	$ 503,209	$ 505,586
Deposits	$ 384,984	$ 387,803	$ 388,299	$ 393,093	$ 394,075
Stockholders’ equity	$ 35,135	$ 34,692	$ 34,463	$ 33,363	$ 35,626

Performance ratios:

Return on average assets(1)	0.81%	0.65%	0.70%	0.76%	0.68%
Return on avg. stockholders’ equity(1)	11.51%	9.34%	10.05%	11.48%	9.58%
Average tangible stockholders’ equity to
average assets(4)	7.11%	7.02%	6.96%	6.79%	7.20%
Net loan charge-offs to average loans(1)	0.00%	-0.01%	0.01%	-0.04%	0.24%
Nonperforming loans to gross loans	0.96%	0.96%	1.14%	1.15%	0.57%
Allowance for loan loss to gross loans	1.21%	1.22%	1.20%	1.17%	1.09%
Net interest rate margin(1)(2)	3.22%	3.13%	3.06%	2.99%	3.06%
Net interest rate spread(1)(2)	2.67%	2.62%	2.52%	2.47%	2.56%
Service fee revenue as a percent of
average demand deposits(1)	2.61%	2.57%	2.39%	2.71%	2.66%
Noninterest income as a percent
of gross revenue	11.34%	9.94%	10.25%	10.85%	10.64%
Efficiency ratio(2)	63.51%	69.32%	65.68%	62.28%	67.51%
Noninterest expenses to average assets(1)	2.44%	2.51%	2.34%	2.19%	2.41%

Stock price information:

High	$ 29.25	$ 30.35	$ 30.75	$ 32.65	$ 34.00
Low	$ 27.00	$ 28.00	$ 30.15	$ 30.00	$ 30.60
Market value at quarter-end	$ 27.75	$ 28.50	$ 30.25	$ 30.35	$ 32.50

(1)Annualized

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4)Tangible stockholders' equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands, except per share data – unaudited)	2007	2006	2007	2006

Interest and dividend income:
Loans, including fees	$ 6,863	$ 6,421	$ 13,430	$ 12,532
Securities:
Taxable	602	648	1,218	1,252
Tax-exempt	322	249	627	503
Other interest and dividends	39	51	168	158

Total interest and dividend income	7,826	7,369	15,443	14,445

Interest expense:
Deposits	3,412	3,086	6,813	6,022
FHLB advances	575	623	1,189	1,157
Other borrowings	160	63	224	91
Junior subordinated debentures	114	114	227	227

Total interest expense	4,261	3,886	8,453	7,497

Net interest income	3,565	3,483	6,990	6,948
Provision for loan losses	120	120	240	255

Net interest income after provision for loan losses	3,445	3,363	6,750	6,693

Noninterest income:
Service fees	328	358	631	653
Mortgage banking	253	226	449	433
Investment and insurance sales commissions	206	145	330	280
Increase in cash surrender value of life insurance	66	45	126	91
Change in fair value of interest rate swap	–	(97)	32	(302)
Other noninterest income	148	200	274	344

Total noninterest income	1,001	877	1,842	1,499

Noninterest expense:
Salaries and employee benefits	1,774	1,792	3,511	3,606
Occupancy and facilities	471	453	968	925
Data processing and other office operations	203	201	420	381
Advertising and promotion	95	79	153	122
Other noninterest expenses	479	519	1,054	952

Total noninterest expense	3,022	3,044	6,106	5,986

Income before provision for income taxes	1,424	1,196	2,486	2,206
Provision for income taxes	416	345	679	617

Net income	$ 1,008	$ 851	$ 1,807	$ 1,589
Basic earnings per share	$ 0.64	$ 0.50	$ 1.14	$ 0.94
Diluted earnings per share	$ 0.64	$ 0.50	$ 1.14	$ 0.93

PSB Holdings, Inc.
Consolidated Balance Sheets
June 30, 2007 unaudited, December 31, 2006 derived from audited financial statements

(dollars in thousands, except per share data – unaudited)	2007	2006
Assets

Cash and due from banks	$ 10,259	$ 14,738
Interest-bearing deposits and money market funds	522	1,048
Federal funds sold	–	9,756

Cash and cash equivalents	10,781	25,542

Securities available for sale (at fair value)	79,794	80,009
Loans held for sale	951	1,001
Loans receivable, net of allowance for loan losses	384,507	369,749
Accrued interest receivable	2,544	2,464
Foreclosed assets	373	464
Premises and equipment, net	11,275	11,469
Mortgage servicing rights, net	892	908
Federal Home Loan Bank stock (at cost)	3,017	3,017
Cash surrender value of bank-owned life insurance	6,806	5,900
Other assets	2,023	1,317

TOTAL ASSETS	$ 502,963	$ 501,840

Liabilities

Non-interest-bearing deposits	$ 52,186	$ 55,083
Interest-bearing deposits	334,005	336,332

Total deposits	386,191	391,415

Federal Home Loan Bank advances	60,000	60,000
Other borrowings	10,750	3,995
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,234	4,251

Total liabilities	468,907	467,393

Stockholders’ equity

Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,887,179 shares	1,887	1,887
Additional paid-in capital	9,593	9,645
Retained earnings	32,259	30,967
Accumulated other comprehensive loss	(850)	(105)
Treasury stock, at cost – 327,441 and 297,223 shares, respectively	(8,833)	(7,947)

Total stockholders’ equity	34,056	34,447

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 502,963	$ 501,840

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended June 30,

		2007			2006
	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 383,745	$ 6,889	7.20%	$ 386,391	$ 6,442	6.69%
Taxable securities	47,819	602	5.05%	58,949	648	4.41%
Tax-exempt securities(2)	32,244	488	6.07%	24,789	377	6.10%
FHLB stock	3,017	20	2.66%	3,017	23	3.06%
Other	1,822	19	4.18%	2,310	28	4.86%

Total(2)	468,647	8,018	6.86%	475,456	7,518	6.34%

Non-interest-earning assets:
Cash and due from banks	9,575			11,022
Premises and equipment, net	11,362			12,371
Cash surrender value insurance	6,764			4,868
Other assets	5,265			6,122
Allowance for loan losses	(4,661)			(4,253)

Total	$ 496,952			$ 505,586

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 80,727	$ 600	2.98%	$ 78,479	$ 542	2.77%
Money market deposits	67,318	580	3.46%	66,015	490	2.98%
Time deposits	186,463	2,232	4.80%	195,501	2,054	4.21%
FHLB borrowings	51,692	575	4.46%	57,934	623	4.31%
Other borrowings	13,531	160	4.74%	6,514	63	3.88%
Junior subordinated debentures	7,732	114	5.91%	7,732	114	5.91%

Total	407,463	4,261	4.19%	412,175	3,886	3.78%

Non-interest-bearing liabilities:
Demand deposits	50,476			54,080
Other liabilities	3,878			3,705
Stockholders’ equity	35,135			35,626

Total	$ 496,952			$ 505,586

Net interest income		$ 3,757			$ 3,632
Rate spread			2.67%			2.56%
Net yield on interest-earning assets			3.22%			3.06%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Six Months Ended June 30,
		2007			2006
	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 380,381	$ 13,482	7.15%	$ 382,929	$ 12,573	6.62%
Taxable securities	48,527	1,218	5.06%	57,710	1,252	4.37%
Tax-exempt securities(2)	31,563	950	6.07%	25,287	762	6.08%
FHLB stock	3,017	43	2.87%	3,017	42	2.81%
Other	4,786	125	5.27%	5,094	116	4.59%

Total(2)	468,274	15,818	6.81%	474,037	14,745	6.27%

Non-interest-earning assets:
Cash and due from banks	10,280			11,169
Premises and equipment, net	11,415			12,462
Cash surrender value insurance	6,568			4,845
Other assets	5,292			5,638
Allowance for loan losses	(4,597)			(4,251)

Total	$ 497,232			$ 503,900

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 82,199	$ 1,236	3.03%	$ 83,091	$ 1,137	2.76%
Money market deposits	67,604	1,144	3.41%	66,282	923	2.81%
Time deposits	187,444	4,433	4.77%	193,790	3,962	4.12%
FHLB borrowings	54,160	1,189	4.43%	55,249	1,157	4.22%
Other borrowings	10,010	224	4.51%	5,228	91	3.51%
Junior subordinated debentures	7,732	227	5.92%	7,732	227	5.92%

Total	409,149	8,453	4.17%	411,372	7,497	3.68%

Non-interest-bearing liabilities:
Demand deposits	49,120			53,202
Other liabilities	3,928			3,582
Stockholders’ equity	35,035			35,744

Total	$ 497,232			$ 503,900

Net interest income		$ 7,365			$ 7,248
Rate spread			2.64%			2.59%
Net yield on interest-earning assets			3.17%			3.08%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.